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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Auto-trol Technology Corporation

    We consent to the incorporation by reference in the registration statements Nos. 2-66611, 2-73702, 2-80142, 33-637, and 33-15533 on Form S-8 of Auto-trol
Technology Corporation of our reports dated November 24, 1998, relating to the consolidated balance sheets of Auto-trol Technology Corporation and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1998, and the related financial statement schedule, which reports appear in the September 30, 1998, annual report on Form 10-K of Auto-trol Technology Corporation.

As discussed in Note 2 to the consolidated financial statements, affiliates of the Company's President, Chairman of the Board, and majority shareholder have provided significant financial support to the Company during 1998, 1997, 1996 and in prior years. The Company will continue to be economically dependent upon financial support from the shareholder until it achieves profitable operations. The shareholder has committed, in writing, to continue providing such financial support at least through December 31, 1999.



                                         KPMG PEAT MARWICK LLP


Denver, Colorado
December 21, 1998